ENERGY CONVERSION DEVICES REPORTS FISCAL YEAR AND

FOURTH QUARTER 2006 OPERATING RESULTS

•	Operating profit at United Solar Ovonic segment increased to $8.6 million in fiscal 2006 compared to an operating loss of $3.2 million in fiscal 2005, on a 49% increase in revenues
•	Annualized solar module production capacity at existing Auburn Hills facility reached 28MW during the fourth quarter
•	The second Auburn Hills 30MW solar manufacturing facility is expected to begin operation in Fall 2006
•	Construction of solar cell manufacturing facility in Greenville, Michigan with an estimated capacity of 60MW per annum is underway and operation is expected in late 2007
•	Next phase of solar module manufacturing expansion is the addition of a second 60MW solar cell facility in Greenville expected to begin operation in mid-2008
•	Cobasys began producing battery systems for GM’s Saturn VUE Green Line HEV
•	Ovonyx continued to secure significant, new licensees for its OUM technology
•	ECD Ovonics successfully completed a common stock offering with net proceeds of over $361 million, principally to fund United Solar Ovonic’s capacity expansion

Rochester Hills, Mich., Sept. 12, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) today reported its results for the fiscal year and fourth quarter ended June 30, 2006. The company reported a net loss of $18.6 million (or $0.57 per share) on revenues of $102.4 million in fiscal 2006, as compared to net income of $50.3 million (or $1.70 per fully-diluted share) on revenues of $156.5 million in fiscal 2005. The fiscal 2005 results reflect a one-time, noncash license fee of $79.5 million received in fiscal 2005. The company also reported a net loss of $0.8 million (or $0.02 per share) on revenues of $27.9 million in the fourth quarter of fiscal 2006, as compared to a net loss of $6.9 million (or $0.23 per share) on revenues of $20.9 million in the fourth quarter of fiscal 2005.

"We continued to improve performance and expand our business in the fourth quarter, which contributed to an overall solid year,” said Chairman and CEO Robert C. Stempel. “We are especially pleased with the performance of our United Solar Ovonic segment, which continues to expand its sales and manufacturing capacity, and at the same time improve its gross margins. Our Cobasys and Ovonyx joint ventures are also performing well.”

Mr. Stempel added, “Unfortunately, in a year marked by so many positive events for our company, we are saddened by the sudden loss of our dear friend and colleague Dr. Iris Ovshinsky, who co-founded our company. She will be missed.”

The following are highlights from ECD Ovonics’ 2006 fiscal year:

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ECD Ovonics’ wholly owned subsidiary United Solar Ovonic had operating income of $8.6 million on revenues of $87.5 million in fiscal 2006, as compared to an operating loss of $3.2 million on revenues of $58.7 million in fiscal 2005. Announced new business included 6MW of solar products for Actus Lend Lease and 46MW of solar products for Spazio Energia S.R.L. and Sunerg Solar S.R.L.

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United Solar Ovonic’s gross profit margin increased to 22% in fiscal 2006 from 9% in fiscal 2005, reflecting increased production and sales and improved absorption of fixed costs as manufacturing production advanced toward its expected capacity of 30MW per annum. On a quarter-by-quarter basis, United Solar Ovonic’s gross profit margin increased in each of the last six quarters, and was 24% in the fourth quarter of 2006.

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United Solar Ovonic continued to improve its solar module manufacturing capacity at its Auburn Hills I facility, which reached 7.0MW in the fourth quarter of fiscal 2006. Its new 30MW Auburn Hills II facility, which will be a duplicate of its Auburn Hills I facility, is nearly complete and is expected to become operational in the Fall of 2006.

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ECD Ovonics announced plans in March 2006 to expand United Solar Ovonic’s solar module manufacturing capacity to an expected capacity exceeding 300MW per annum by 2010. As part of this expansion, the company also announced that it is constructing a 60MW solar cell manufacturing facility in Greenville, Michigan, which is expected to become operational in late 2007. In addition, last week, ECD Ovonics announced that it is adding a second 60MW solar cell manufacturing facility in its Greenville site, which is expected to begin operation in mid-2008.

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ECD Ovonics’ Production Technology and Machine Building Division is manufacturing and delivering the proprietary solar module manufacturing equipment for the new Auburn Hills 2 facility on budget and on schedule. This division is continuously improving its manufacturing efficiency, which will result in lower costs and shorter manufacturing cycles for the announced Greenville, Michigan facilities, as well as future expansion projects.

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ECD Ovonics’ Cobasys LLC joint venture began supplying battery systems to General Motors Corporation for its new Saturn VUE Green Line hybrid. Cobasys, the only United States-based supplier of NiMH battery systems for hybrid electric vehicles, continued to successfully compete for new business opportunities.

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Cobasys is supplying its NiMH battery systems for the Saturn VUE from its state-of-the-art manufacturing facility in Springboro, Ohio, which is fully certified to all standards required to be a supplier to the automakers.

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ECD Ovonics’ Ovonyx, Inc. joint venture secured new licenses with major chip manufacturers globally to commercialize Ovonic Unified Memory (OUM) technology and one of its licensees, BAE, announced a product based on OUM technology.

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ECD Ovonics’ combined research and development costs and net operating, general and administrative expenses were relatively unchanged in fiscal 2006 despite the growth in production and sales at United Solar Ovonic. At the same time, the company continued research and development activities to define marketable technologies that can result in commercial products and continues to pursue third-party funding, including strategic alliances and government contracts, to offset its funding requirements for these activities.

•	ECD Ovonics completed a common stock offering in March 2006 and raised net proceeds of approximately $361 million principally to expand United Solar Ovonic’s solar manufacturing capacity.
•

At June 30, 2006, ECD Ovonics had approximately $404.5 million of cash, cash equivalents and short-term investments on hand, reflecting the net proceeds from its March 2006 stock offering. The company recognized interest income of $8.7 million in 2006, due principally to significant increase in cash and short-term investments.

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The improved quarter-over-quarter results were principally due to the continuing growth and improved gross margins at United Solar Ovonic and higher interest income, together with approximately $1.4 million of favorable one-time items in 2006.

Additional information about the Company and its consolidated financial results can be found in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which was filed with the Securities and Exchange Commission today and will be available on the company's website.

Conference Call Information

ECD Ovonics will hold a conference call today, September 12, 2006, at 5:00 p.m. (Eastern Daylight Time) to discuss operating results for fiscal year and fourth quarter ended June 30, 2006. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company's website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through close of business on Friday, September 15, 2006, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID 5564743 to access the conference call and the replay.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on the Company is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K could impact any forward-looking statements contained in this release.

Contacts:

Sanjeev Kumar, Vice President and CFO Ghazaleh Koefod, Investor Relations Energy Conversion Devices, Inc. 248.293.0440	Bruce MacDonald Liebler!MacDonald 248.233.8062

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Energy Conversion Devices, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended June 30		Quarter Ended June 30
	2006	2005	2006	2005
	(in thousands, except per-share amounts)
Revenues
Product Sales	$84,431	$51,944	$22,082	$15,627
Royalties	4,246	5,332	1,028	1,586
Revenue from Product Development Agreements	10,045	17,653	2,597	2,962
Revenue from License and Other Agreements	1,322	80,784	538	538
Other	2,375	857	1,684	195
Total Revenue	102,419	156,570	27,929	20,908
Expenses	129,640	113,187	33,849	28,142
Income (Loss) from Operations	(27,221)	43,383	(5,920)	(7,234)
Other Income (Expense)
Interest Income	8,671	1,400	5,141	806
Interest Expense	(197)	(776)	–	(235)
Equity Loss in Joint Ventures	(150)	(100)	–	–
Distribution from Joint Venture	–	8,000	–	–
Impairment Loss in Rare Earth Ovonic – China	–	(1,710)	–	–
Other Nonoperating Income (Expense)	(13)	90	10	13
Total Other Income (Expense)	8,311	6,904	5,151	584
Net Income (Loss) from Continuing Operations
Before IncomeTaxes and Extraordinary Item	(18,910)	50,287	(769)	(6,650)
Income Taxes (Benefit)	–	825	–	(1)
Net Income (Loss) from Continuing Operations
Before Extraordinary Item	(18,910)	49,462	(769)	(6,649)
DISCONTINUED OPERATIONS (including gain
on disposition of discontinued operations of
$740 in the fiscal year ended June 30, 2006)	314	(1,393)	–	(251)
Extraordinary Item (Net of Taxes)	–	2,263	–	(3)
Net Income (Loss)	$(18,596)	$50,332	$(769)	$(6,903)

Basic Net Income (Loss) Per Share
Continuing Operations	$(.58)	$1.80	$(.02)	$(.22)
Discontinued Operations	.01	(.05)	–	(.01)
Extraordinary Item	–	.08	–	–
	$(.57)	$1.83	$(.02)	$(.23)

Diluted Net Income (Loss) Per Share
Continuing Operations	$(.58)	$1.67	$(.02)	$(.22)
Discontinued Operations	.01	(.05)	–	(.01)
Extraordinary Item	–	.08	–	–
	$(.57)	$1.70	$(.02)	$(.23)